                                  EXHIBIT 11.01



COMPUTATION OF NET INCOME (LOSS) PER SHARE
(in thousands, except per share data)

                                                               THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                     JULY 1,                        JULY 1,
                                                                  1995        1994             1995        1994
                                                                 -----      ------            ------      ------
Primary:
Average common shares outstanding                               14,791      13,698            14,386      13,522
Net effect of dilutive stock
  options - based on the modified treasury
  stock method using average
  market price                                                       -         344                 -           -
                                                              --------    --------          --------    --------

Totals                                                          14,791      14,042            14,386      13,522
                                                              --------    --------          --------    --------
                                                              --------    --------          --------    --------
Net income (loss)                                             $ (3,112)   $  1,062          $(13,857)   $ (8,473)
                                                              --------    --------          --------    --------
                                                              --------    --------          --------    --------
Per share amount                                              $  (0.21)   $   0.08          $  (0.96)   $  (0.63)
                                                              --------    --------          --------    --------
                                                              --------    --------          --------    --------


Fully diluted:
Average common shares outstanding                               14,791      13,698            14,386      13,522
Net effect of dilutive stock
  options - based on the modified treasury stock method
  using quarter end market price which is greater than
  average market price                                               -         343                 -           -
                                                              --------    --------          --------    --------

Totals                                                          14,791      14,041            14,386      13,522
                                                              --------    --------          --------    --------
                                                              --------    --------          --------    --------

Net income (loss)                                             $ (3,112)   $  1,062          $(13,857)   $ (8,473)
                                                              --------    --------          --------    --------
                                                              --------    --------          --------    --------
Per share amount*                                             $  (0.21)   $   0.08          $  (0.96)   $  (0.63)
                                                              --------    --------          --------    --------
                                                              --------    --------          --------    --------


* The primary net income (loss) per share is shown in the statements of operations. Net income (loss) per share under the primary and fully diluted calculations are equivalent.


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